                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934
                                  (Amendment No. 1)*

                                   HEARTPORT, INC.
--------------------------------------------------------------------------------
                                   (Name of Issuer)


                                     COMMON STOCK
--------------------------------------------------------------------------------
                            (Title of Class of Securities)


                                      004219691
--------------------------------------------------------------------------------
                                    (CUSIP Number)


*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                            (CONTINUED ON FOLLOWING PAGES)

                                  Page 1 of 17 Pages
                          Exhibit Index Contained on Page 14

CUSIP NO. 004219691                     13G                  Page 2 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Kleiner Perkins Caufield & Byers VI, L.P., a
           California Limited Partnership ("KPCB VI")
           94-3157816

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a)/ /  (b)/X/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         California Limited Partnership

     NUMBER OF      5   SOLE VOTING POWER
       SHARES                                                    - 0 -
    BENEFICIALLY
      OWNED BY      6   SHARED VOTING POWER
       EACH                                                  1,820,000
     REPORTING
       PERSON       7   SOLE DISPOSITIVE POWER
        WITH                                                     - 0 -

                    8   SHARED DISPOSITIVE POWER
                                                             1,820,000

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                             1,820,000
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                     / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                  7.3%

 12   TYPE OF REPORTING PERSON*
                                                                    PN


                   * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 004219691                      13G                 Page 3 of 17 Pages

1     NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           KPCB VI Associates, L.P., a California Limited
           Partnership ("KPCB VI Associates") 94-3158010

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a)/ /  (b)/X/
 3    SEC USE ONLY

 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         California Limited Partnership


     NUMBER OF      5   SOLE VOTING POWER
       SHARES                                                    - 0 -
    BENEFICIALLY
      OWNED BY      6   SHARED VOTING POWER
       EACH             1,820,000 shares directly held by KPCB
     REPORTING          VI.  KPCB VI Associates is the general
       PERSON           partner of KPCB VI.
       WITH
                    7   SOLE DISPOSITIVE POWER
                                                                 - 0 -
                    8   SHARED DISPOSITIVE POWER
                        1,820,000 shares directly held by KPCB
                        VI.  KPCB VI Associates is the general
                        partner of KPCB IV.

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                             1,820,000
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                     / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                  7.3%

 12   TYPE OF REPORTING PERSON*
                                                                    PN


                   * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 004219691                         13G               Page 4 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. INDETIFICATION NO. OF ABOVE PERSON

           Brook H. Byers

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a) / /    (b) /X/

 3    SEC USE ONLY

 4    CITIZENSHIP OR PLACE OF ORGANIZATION
          United States

                    5   SOLE VOTING POWER
     NUMBER OF                                                  70,975
      SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
    OWNED BY EACH       1,835,498 shares of which 1,820,000 shares are
     REPORTING          directly held by KPCB VI and 15,498 shares are
      PERSON            indirectly held through the Brook H. Byers Trust.
       WITH             KPCB VI Associates is the general partner of KPCB
                        VI, and Mr. Byers is a general partner of KPCB VI
                        Associates. Mr. Byers disclaims beneficial ownership of these shares.

                    7   SOLE DISPOSITIVE POWER
                                                                70,975

                    8   SHARED DISPOSITIVE POWER
                        1,835,498 shares of which 1,820,000 shares are directly held by KPCB VI and 15,498 shares are indirectly held through the Brook H. Byers Trust. KPCB VI Associates is the general partner of KPCB VI, and Mr. Byers is a general partner of KPCB VI Associates. Mr. Byers disclaims beneficial ownership of these shares.


 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                             1,906,473
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                     / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                  7.7%

 12   TYPE OF REPORTING PERSON*
                                                                    IN


                   * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 004219691                        13G              Page 5 of 17 Pages


 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Vinod Khosla

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                   (a) / / (b) /X/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
           United States


                    5   SOLE VOTING POWER
     NUMBER OF                                                  82,395
       SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
   OWNED BY EACH        1,888,045 shares of which 1,820,000
     REPORTING          shares are directly held by KPCB VI,
       PERSON           27,045 shares held by the Vinod & Neeru
        WITH            Khosla Trust and 41,000 shares held by
                        Neeru Khosla.  KPCB VI Associates is
                        the general partner of KPCB VI, and Mr.
                        Khosla is a general partner of KPCB VI
                        Associates.  Mr. Khosla disclaims
                        beneficial ownership of these shares.

                    7   SOLE DISPOSITIVE POWER
                                                                82,395

                    8   SHARED DISPOSITIVE POWER
                        1,888,045 shares of which 1,820,000
                        shares are directly held by KPCB VI,
                        27,045 shares held by the Vinod & Neeru
                        Khosla Trust and 41,000 shares held by
                        Neeru Khosla.  KPCB VI Associates is
                        the general partner of KPCB VI, and Mr.
                        Khosla is a general partner of KPCB VI
                        Associates.  Mr. Khosla disclaims
                        beneficial ownership of these shares.

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                             1,970,440
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                     / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                  7.9%

 12   TYPE OF REPORTING PERSON*
                                                                    IN


                   * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 004219691                13G                      Page 6 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           E. Floyd Kvamme

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                   (a) / / (b) /X/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States


                    5   SOLE VOTING POWER
     NUMBER OF                                                  41,381
       SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
   OWNED BY EACH        1,820,000 shares directly held by KPCB
     REPORTING          VI.  KPCB VI Associates is the general
       PERSON           partner of KPCB VI, and Mr. Kvamme is a
        WITH            general partner of KPCB VI Associates.
                        Mr. Kvamme disclaims beneficial
                        ownership of these shares.

                    7   SOLE DISPOSITIVE POWER
                                                                41,381

                    8   SHARED DISPOSITIVE POWER
                        1,820,000 shares directly held by KPCB
                        VI.  KPCB VI Associates is the general
                        partner of KPCB VI, and Mr. Kvamme is a
                        general partner of KPCB VI Associates.
                        Mr. Kvamme disclaims beneficial
                        ownership of these shares.

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                             1,861,381
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                     / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                  7.5%

 12   TYPE OF REPORTING PERSON*
                                                                    IN


               * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 004219691                13G                      Page 7 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           L. John Doerr

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                   (a) / /  (b) /X/

 3    SEC USE ONLY

 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States


                    5   SOLE VOTING POWER
     NUMBER OF                                                  74,409
       SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
   OWNED BY EACH        1,837,577 shares of which 1,820,000
     REPORTING          shares are directly held by KPCB VI,
       PERSON           2,079 shares held directly by L.J.
        WITH            Doerr & A. Doerr, Trustees, Vallejo
                        Trust, and 15,498 shares held directly
                        by the Child(ren) of L. John Doerr
                        Trust.  KPCB VI Associates is the
                        general partner of KPCB VI, and
                        Mr. Doerr is a general partner of KPCB
                        VI Associates.  Mr. Doerr disclaims
                        beneficial ownership of these shares.

                    7   SOLE DISPOSITIVE POWER
                                                                74,409

                    8   SHARED DISPOSITIVE POWER
                        1,837,577 shares of which 1,820,000
                        shares are directly held by KPCB VI,
                        2,079 shares held directly by L.J.
                        Doerr & A. Doerr, Trustees, Vallejo
                        Trust, and 15,498 shares held directly
                        by the Child(ren) of L. John Doerr
                        Trust.  KPCB VI Associates is the
                        general partner of KPCB VI, and
                        Mr. Doerr is a general partner of KPCB
                        VI Associates.  Mr. Doerr disclaims
                        beneficial ownership of these shares.

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                             1,911,986

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                     / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                  7.7%

 12   TYPE OF REPORTING PERSON*
                                                                    IN


                * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 004219691                      13G                Page 8 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Joseph S. Lacob

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                   (a) / /  (b) /X/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States


                    5   SOLE VOTING POWER
     NUMBER OF                                                 108,102
       SHARES           (including options exercisable within
    BENEFICIALLY        60 days for 46,664 shares)
   OWNED BY EACH
     REPORTING      6   SHARED VOTING POWER
       PERSON           1,820,000 shares directly held by KPCB
        WITH            VI.  KPCB VI Associates is the general
                        partner of KPCB VI, and Mr. Lacob is a
                        general partner of KPCB VI Associates.
                        Mr. Lacob disclaims beneficial
                        ownership of these shares.

                    7   SOLE DISPOSITIVE POWER
                                                               108,102
                        (including options exercisable within
                        60 days for 46,664 shares)

                    8   SHARED DISPOSITIVE POWER
                        1,820,000 shares directly held by KPCB
                        VI.  KPCB VI Associates is the general
                        partner of KPCB VI, and Mr. Lacob is a
                        general partner of KPCB VI Associates.
                        Mr. Lacob disclaims beneficial
                        ownership of these shares.

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                             1,928,102

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                     / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                  7.7%

 12   TYPE OF REPORTING PERSON*
                                                                    IN


                  * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 004219691                  13G                    Page 9 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Bernard Lacroute

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                    (a)/ /  (b) /X/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States

                    5   SOLE VOTING POWER
     NUMBER OF                                                  58,961
      SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
    OWNED BY EACH       1,820,000 shares directly held by KPCB
     REPORTING          VI.  KPCB VI Associates is the general
       PERSON           partner of KPCB VI, and Mr. Lacroute is
        WITH            a general partner of KPCB VI
                        Associates.  Mr. Lacroute disclaims
                        beneficial ownership of these shares.

                    7   SOLE DISPOSITIVE POWER
                                                                58,961

                    8   SHARED DISPOSITIVE POWER
                        1,820,000 shares directly held by KPCB
                        VI.  KPCB VI Associates is the general
                        partner of KPCB VI, and Mr. Lacroute is
                        a general partner of KPCB VI
                        Associates.  Mr. Lacroute disclaims
                        beneficial ownership of these shares.

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                             1,878,961

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                     / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                  7.6%

 12   TYPE OF REPORTING PERSON*
                                                                    IN


              * SEE INSTRUCTIONS BEFORE FILLING OUT!

 CUSIP NO. 004219691                    13G                 Page 10 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           James P. Lally

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                   (a) / /  (b) /X/

 3    SEC USE ONLY

 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States


                    5   SOLE VOTING POWER
     NUMBER OF                                                  81,105
      SHARES
    BENEFICIALLY    6   SHARED VOTING POWER
    OWNED BY EACH       1,820,000 shares directly held by KPCB
     REPORTING          VI.  KPCB VI Associates is the general
       PERSON           partner of KPCB VI, and Mr. Lally is a
        WITH            general partner of KPCB VI Associates.
                        Mr. Lally disclaims beneficial
                        ownership of these shares.

                    7   SOLE DISPOSITIVE POWER
                                                                81,105

                    8   SHARED DISPOSITIVE POWER
                        1,820,000 shares directly held by KPCB
                        VI.  KPCB VI Associates is the general
                        partner of KPCB VI, and Mr. Lally is a
                        general partner of KPCB VI Associates.
                        Mr. Lally disclaims beneficial
                        ownership of these shares.

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON
                                                             1,901,105

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                     / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                  7.6%

 12   TYPE OF REPORTING PERSON*
                                                                    IN


                            * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                  Page 11 of 17
ITEM 1(A). NAME OF ISSUER.

           Heartport, Inc.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

           200 Chesapeake Drive
           Redwood City, California  94063

ITEM 2(A)-(C).      NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING.

           This statement is being filed by KPCB VI Associates, L.P., a California Limited Partnership ("KPCB VI Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB VI Associates, are set forth on Exhibit B hereto.

           KPCB VI Associates is general partner to Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership ("KPCB VI"). With respect to KPCB VI Associates, this statement relates only to KPCB VI Associates' indirect, beneficial ownership of shares of Common Stock of Heartport, Inc. held directly by KPCB VI (the "Shares") and, with respect to the individual general partners of KPCB VI Associates, to the shares over which they exercise sole voting and dispositive control or which are held by trusts. Management of the business affairs of KPCB VI Associates, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB VI Associates listed on Exhibit B hereto, each general partner of whom disclaims beneficial ownership of the Shares.


ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER.

           Common Stock
           CUSIP # 004219691

ITEM 3.    NOT APPLICABLE.

ITEM 4.    OWNERSHIP.

           See Rows 5-11 of cover pages.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not applicable.

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Under certain circumstances set forth in the limited partnership agreements of KPCB VI and KPCB VI Associates, the general and limited partners of such entities may have the right to receive dividends from, or the proceeds of the sale of the Shares of Heartport, Inc. owned by each such entity. No such partner's rights relate to more than five percent of the class.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not applicable.

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           Not applicable.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable.

ITEM 10.   CERTIFICATION.

           Not applicable.

                                                                   Page 13 of 17
                                      SIGNATURES

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 1998

                              KPCB VI ASSOCIATES, L.P.,
                              A CALIFORNIA LIMITED PARTNERSHIP


                              By: /s/ Brook H. Byers
                                  --------------------------------------
                                  A General Partner


                              BROOK H. BYERS
                              VINOD KHOSLA
                              E. FLOYD KVAMME
                              L. JOHN DOERR
                              JOSEPH S. LACOB
                              BERNARD LACROUTE
                              JAMES P. LALLY


                              By: /s/ Michael S. Curry
                                  --------------------------------------
                                  Michael S. Curry
                                  Attorney-in-Fact


                              KLEINER PERKINS CAUFIELD & BYERS
                              VI, L.P., A CALIFORNIA LIMITED
                              PARTNERSHIP

                              By KPCB VI Associates, L.P., a California limited partnership, its General Partner


                              By: /s/ Brook H. Byers
                                  --------------------------------------
                                  A General Partner

                                    EXHIBIT INDEX


                                                              Found on
                                                            Sequentially
Exhibit                                                     Numbered Page
--------                                                    -------------

Exhibit A:  Agreement of Joint Filing                              15

Exhibit B:  List of General Partners of KPCB VI Associates         16

                                      EXHIBIT A

                              AGREEMENT OF JOINT FILING


           The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 10, 1998, containing the information required by Schedule 13G, for the 1,820,000 Shares of Common Stock of Heartport, Inc. held by Kleiner Perkins Caufield & Byers VI, L.P., a California limited partnership, and such other holdings as are reported thereon.

Date:  February 10, 1998

                              KPCB VI ASSOCIATES, L.P.,
                              A CALIFORNIA LIMITED PARTNERSHIP


                              By: /s/ Brook H. Byers
                                  --------------------------------------
                                  A General Partner


                              BROOK H. BYERS
                              VINOD KHOSLA
                              E. FLOYD KVAMME
                              L. JOHN DOERR
                              JOSEPH LACOB
                              BERNARD LACROUTE
                              JAMES P. LALLY

                              By: /s/ Michael S. Curry
                                  --------------------------------------
                                  Michael S. Curry
                                  Attorney-in-Fact

                              KLEINER PERKINS CAUFIELD & BYERS
                              VI, L.P., A CALIFORNIA LIMITED
                              PARTNERSHIP

                              By KPCB VI Associates, L.P., a California limited partnership, its General Partner

                              By: /s/ Brook H. Byers
                                  --------------------------------------
                                  A General Partner

                                      EXHIBIT B

                                 GENERAL PARTNERS OF
                 KPCB VI ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP


           Set forth below, with respect to each general partner of KPCB VI Associates, is the following: (a) name; (b) business address and
(c) citizenship.

1.   (a)     Brook H. Byers
     (b)     c/o Kleiner Perkins Caufield & Byers
             2750 Sand Hill Road
             Menlo Park, CA  94025
     (c)     United States Citizen

2.   (a)     Vinod Khosla
     (b)     c/o Kleiner Perkins Caufield & Byers
             2750 Sand Hill Road
             Menlo Park, CA  94025
     (c)     United States Citizen

3.   (a)     E. Floyd Kvamme
     (b)     c/o Kleiner Perkins Caufield & Byers
             2750 Sand Hill Road
             Menlo Park, CA  94025
     (c)     United States Citizen

4.   (a)     L. John Doerr
     (b)     c/o Kleiner Perkins Caufield & Byers
             2750 Sand Hill Road
             Menlo Park, CA  94025
     (c)     United States Citizen

5.   (a)     Joseph Lacob
     (b)     c/o Kleiner Perkins Caufield & Byers
             2750 Sand Hill Road
             Menlo Park, CA  94025
     (c)     United States Citizen

6.   (a)     Bernard Lacroute
     (b)     c/o Kleiner Perkins Caufield & Byers
             2750 Sand Hill Road
             Menlo Park, CA  94025
     (c)     United States Citizen

7.   (a)     James P. Lally
     (b)     c/o Kleiner Perkins Caufield & Byers
             2750 Sand Hill Road
             Menlo Park, CA  94025
     (c)     United States Citizen